Filed Pursuant to Rule 433

Registration Statement No. 333-186221

November 24, 2014

Raytheon Company

Final Term Sheet

November 24, 2014

Issuer:	Raytheon Company

Format:	SEC Registered

Size:	2024 Notes: $300,000,000 2044 Notes: $300,000,000

Maturity:	2024 Notes: December 15th, 2024 2044 Notes: December 15th, 2044

Coupon:	2024 Notes: 3.150% 2044 Notes: 4.200%

Yield:	2024 Notes: 3.223% 2044 Notes: 4.244%

Spread to Benchmark Treasury:	2024 Notes: T+92 basis points 2044 Notes: T+122 basis points

Benchmark Treasury:	2024 Notes: UST 2.250% due November 15, 2024 2044 Notes: UST 3.125% due August 15, 2044

Benchmark Treasury Price; Yield:	2024 Notes: 99-17 ; 2.303% 2044 Notes: 101-31 ; 3.024%

Interest Payment Dates:	2024 Notes: Semi annually on June 15th and December 15th, commencing June 15th, 2015 2044 Notes: Semi annually on June 15th and December 15th, commencing June 15th, 2015

Redemption Provision:

2024 Notes: In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 15 basis points. On or after September 15th, 2024 (the date that is 3 months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.

2044 Notes: In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 20 basis points. On or after June 15th, 2044 (the date that is 6 months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.

Price to Public:	2024 Notes: 99.377% 2044 Notes: 99.255%

Trade Date:	November 24, 2014

Settlement Date:	December 2, 2014 (T+ 5)

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	2024 Notes: 755111 BY6 2044 Notes: 755111 BZ3

ISIN:	2024 Notes: US755111BY61 2044 Notes: US755111BZ37

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC

Senior Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Lloyds Securities Inc. Scotia Capital (USA) Inc.

The closing will occur on December 2, 2014 which will be more than three U.S. business days after the date of pricing. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Purchasers who wish to trade notes on the date of pricing or the immediately succeeding date will be required, by virtue of the fact that the notes will settle in 5 business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Raytheon Company on November 24, 2014 relating to its prospectus dated January 25, 2013.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting J.P. Morgan Securities LLC at 212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; Citigroup Global Markets Inc. at 1-800-831-9146; or Credit Suisse Securities (USA) LLC at 1-800-221-1037.

2